Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-133898, 333-121705, 333-119808, and 333-112932 on Form S-8, Amendment No. 1 to Registration Statement No. 333-150244 on Form S-3, and Amendment No. 2 to Registration Statement No. 333-153203 on Form S-3 of Maui Land & Pineapple Company, Inc. of our report dated March 30, 2009, relating to the consolidated financial statements of Kapalua Bay Holdings, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for assessing the continuing investment requirements for sales of condominiums), appearing in this Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii
March 30, 2009